Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. DECLARES DIVIDEND
New York, December 7, 2007 — The Board of Directors of NYMAGIC, INC. (NYSE: NYM) announced today that it has declared a dividend to shareholders of eight cents per share, payable on January 4, 2008 to shareholders of record on December 31, 2007.
A. George Kallop, President and CEO of NYMAGIC, INC. commented, “We are pleased to announce another dividend payment to our shareholders. The Company’s financial condition remains very strong, insurance operations continue to do well, and the investment portfolio is solid. We believe that recent turmoil in the financial markets will result in some exceptional investment opportunities, and the Company is well positioned to take advantage of them given its very large position in cash and short-term investments. Payment of this dividend is one reflection of our optimism for the future.”
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance and the Company’s ability to pay dividends in 2007 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the value of the Company’s investment portfolio, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission. These risks could cause actual results for the 2007 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

CONTACT:	NYMAGIC, INC.
George R. Trumbull/A. George Kallop, 212-551-0610
or
Richard Lewis Communications
Richard Lewis, 212-827-0020